Exhibit 99.1

Sorrento Therapeutics Announces Pricing of Public Offering of 4,150,000 Shares of Common Stock and Listing on NASDAQ

San Diego, CA, October 24, 2013 – Sorrento Therapeutics, Inc. (NASDAQ: SRNE) announced the pricing of an underwritten public offering of 4,150,000 shares of common stock at an offering price of $7.25 per share. The shares will begin trading on The NASDAQ Capital Market on October 25, 2013 under the symbol “SRNE.” The gross proceeds to Sorrento from this offering are expected to be approximately $30 million, before deducting underwriting discounts and commissions and other estimated offering expenses. The offering is expected to close on or about October 30, 2013, subject to customary closing conditions. Sorrento has granted the underwriters a 45-day option to purchase up to an additional 622,500 shares of common stock to cover over-allotments, if any.

Sorrento intends to use the net proceeds received from the offering to fund its research and development activities, including its registrational clinical trial of Cynviloq™, for working capital, other general corporate purposes, and possibly acquisitions of other companies, products or technologies.

In connection with its listing on The NASDAQ Capital Market, Sorrento’s common stock will cease trading on the OTC QB.

Aegis Capital Corp. is acting as the sole book-running manager for this offering.

CRT Capital is acting as co-manager for this offering.

A shelf registration statement and accompanying base prospectus on Form S-3 relating to the shares was filed with the Securities and Exchange Commission and is effective. A preliminary prospectus supplement relating to the offering has been filed with the SEC and is available on the SEC’s web site at http://www.sec.gov. Copies of the final prospectus supplement, when available, may be obtained from the SEC’s web site or the offices of Aegis Capital Corp., Prospectus Department, 810 Seventh Avenue, 18th Floor, New York, NY, 10019, telephone: 212-813-1010 or email: prospectus@aegiscap.com.

This press release does not constitute an offer to sell, or the solicitation of an offer to buy, these securities, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale is not permitted.

About Sorrento Therapeutics, Inc.

Sorrento Therapeutics, Inc. is a publicly-traded, development-stage biopharmaceutical company engaged in the acquisition, discovery, development and commercialization of proprietary drug therapeutics for addressing significant unmet medical needs. Sorrento’s therapeutic focus is oncology, but is also developing therapeutic products for inflammation, metabolic, and infectious diseases, as well as for the treatment of chronic pain. Sorrento’s proprietary G-MAB® fully-human antibody library platform was designed to facilitate the rapid identification and isolation of highly specific antibody therapeutics. In addition, Sorrento is developing proprietary Antibody Drug Conjugates as well as Antibody formulated Drug Conjugates combining its G-MAB® antibodies with anti-tumor agents.

More information is available at www.sorrentotherapeutics.com.

Forward-Looking Statements

This press release contains forward-looking statements subject to risks and uncertainties that could cause actual results to differ materially from those projected. Words such as “assumes,” “plans,” “believes,” “expects,” “anticipates,” and “will,” and similar expressions, are intended to identify forward-looking statements. Forward-looking statements include statements about the preclinical and clinical development of Sorrento’s human antibody therapeutics. All such forward-looking statements are based on Sorrento’s current beliefs and expectations, and should not be regarded as a representation by Sorrento that any of its plans will be achieved. Actual results may differ materially from those set forth in this press release due to the risks and uncertainties inherent in Sorrento’s businesses; the potential for approval and commercial success of Cynviloq; the scope and validity of patent protection for Sorrento’s platform technologies, and the risk that the development or commercialization of product candidates may infringe the intellectual property rights of others; the potential that Sorrento may require substantial additional funding in order to obtain regulatory approval for and commercialize Sorrento’s proprietary G-MAB® fully-human antibody library platform technologies or product candidates; and additional risks set forth in Sorrento’s filings with the Securities and Exchange Commission. These forward-looking statements represent Sorrento Therapeutics’ judgment as of the date of this release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Sorrento undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.